Exhibit 4.04

MORTGAGE, ASSIGNMENT, SECURITY AGREEMENT AND FINANCING STATEMENT BY PAXACQ, INC. AND PAXTON PAXTON ENERGY, INC.	* * * * * * * * *

BE IT KNOWN, that on the dates indicated on the signature pages, but to be effective as of ______, 2011 (the “Effective Date”), before the respective undersigned Notary(ies) Public(s), duly commissioned and qualified in and for the respective jurisdiction referenced on the signature page below therefor, and in the presence of the undersigned respective competent witnesses, personally came and appeared:

PaxAcq, Inc., a Louisiana corporation, with a mailing address of  8550 United Plaza Boulevard, Building II, Suite 305, Baton Rouge, Louisiana 70809, the last four digits of its U.S. federal taxpayer identification number being _______, appearing herein through its ____________________, ___________________, duly authorized hereunto, pursuant to resolutions of the board of directors, a copy of which is attached hereto as Exhibit 2 (“Paxton”), and

Paxton Energy, Inc., a Nevada corporation, with a mailing address of P.O. Box 1148, Zephyr Cove, NV 89448-1148, the last four digits of its U.S. federal taxpayer identification number being 9613, appearing herein through its Chief Executive Officer, Charles F. Volk, Jr., duly authorized hereunto, pursuant to resolutions of the board of directors, a copy of which is attached hereto as Exhibit 3 (“Paxton” and together with PaxAcq referred to herein as the “Borrower”).

The persons whose names and mailing addresses set forth on the Schedule A and appearing herein through its duly authorized representative, (singly a “Lender” and collectively the “Lenders”), who declared and agreed as follows:

Recitals

A. The Borrower is or will be indebted unto the Lender for loans made or to be made pursuant to the terms of a certain several Secured Convertible Debentures (as amended, supplemented or restated from time to time, the "Debentures") dated as of May 5, 2011, by and between the Borrower and Lenders which Debentures were issued pursuant to a separate Subscription Agreement (“Subscription Agreement”)

B. In order to secure the full and punctual payment and performance of the Indebtedness (as hereinafter defined), the Borrower has agreed to execute and deliver this Mortgage and to grant a mortgage lien, collateral assignment and continuing security interest in and to the Collateral (as hereinafter defined).
ARTICLE 1
General Terms

Section 1.1 Definitions.  As used in this Mortgage, the terms “Borrower”, “Lender” and “Debentures” and “Subscription Agreement” shall have the meanings indicated above.  As used in this Mortgage, the following additional terms shall have the meanings indicated:

“Accounts” means all “accounts” (as defined in the UCC) now owned or hereafter acquired by the Borrower (including accounts resulting from the sale of Hydrocarbons at the well head) now or hereafter arising in connection with the sale or other disposition of any Hydrocarbons, and all revenues and rights to payment relating to the Borrower’s services as operator of any Mineral Properties, and further means all rights accrued, accruing or to accrue to receive payments of any and every kind under all Contracts, including bonuses, rents and royalties which are payable out of or measured by production of any Hydrocarbons or are otherwise attributable to the Mineral Properties and all other revenues owing to the Borrower in connection with the Mineral Properties, including revenues from the treatment, transportation or storage of Hydrocarbons for third parties.

“Advances” has the meaning set forth in Section 4.20 (“Advances by Lender”) of this Mortgage.

“As-Extracted Collateral” means all “as-extracted collateral” (as defined in the UCC) now owned or hereafter acquired by the Borrower related to, allocable to or produced, obtained or secured from the Mineral Properties.

“Collateral Documents” means collectively all mortgages, deeds of trust, pledges, security agreements and other documents by which the Borrower grants liens and security interests in immovable or movable property to the Lender to secure repayment of the Indebtedness.

“Contracts” means all contracts, operating agreements, farm-out or farm-in agreements, sharing agreements, limited or general partnership agreements, area of mutual interest agreements, mineral purchase agreements, contracts for the sale, exchange, transportation or processing of Hydrocarbons, rights-of-way, casements, surface leases, salt water disposal agreements, service contracts, permits, franchises, licenses, pooling or unitization agreements, unit designations and pooling orders now in effect or hereafter entered into by the Borrower affecting any of the Mineral Properties, Equipment or Hydrocarbons now or hereafter covered hereby, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting or marketing oil, gas or other minerals produced from any lands affected by the Mineral Properties.

“Equipment” means all equipment now owned or hereafter acquired by the Borrower and now or hereafter located on or used or held for use in connection with the Mineral Properties or in connection with the operation thereof or the treating, handling, storing, transporting, processing, purchasing, exchanging or marketing of Hydrocarbons, including all wells, rigs, platforms, constructions, extraction plants, facilities, gas systems (for gathering, treating, injection and compression), water systems (for treating, disposal and injection), compressors, casing, tubing, rods, flow lines, pipelines, derricks, tanks, separators, pumps, machinery, tools and all other movable property and fixtures now or hereafter located upon and dedicated to be used (or held for use) in connection with any of the Mineral Properties, together with all additions, accessories, parts, attachments, special tools and accessions now and hereafter affixed thereto or used in connection therewith, and all replacements thereof and substitutions therefor.

“Event of Default” shall mean the occurrence of an Event of Default under the Debentures.

“General Intangibles” means all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by the Borrower related to the Mineral Properties, the Equipment or the Hydrocarbons, the operation of the Mineral Properties or the Equipment (whether the Borrower is operator or non-operator), or the treating, handling, storing, transporting, processing, purchasing, exchanging or marketing of Hydrocarbons, or under which the proceeds of Hydrocarbons arise or are evidenced or governed, including (i) all contractual rights and obligations or indebtedness owing to the Borrower (other than Accounts) from whatever source arising in connection with the sale or other disposition of any Hydrocarbons, including all rights to payment owed or received by the Borrower pursuant to a “take-or-pay” provision or gas balancing arrangement, (ii) all Contracts and other general intangibles now or hereafter arising in connection with or resulting from Contracts, (iii) all insurance proceeds and unearned insurance premiums affecting all or any part of the Collateral, and (iv) all things in action, rights represented by judgments, claims arising out of tort and other claims relating to the Collateral, including the right to assert and otherwise to be the plaintiff and proper party of interest to commence and prosecute such action (whether as claims, counterclaims or otherwise, and whether involving matters arising from casualty, condemnation, indemnification, negligence, strict liability, other tort, contract or in any other manner).

“Hydrocarbons” mean all oil, gas, casinghead gas, condensate, distillate, other liquid and gaseous hydrocarbons, sulfur, and all other minerals, whether similar to the foregoing or not, produced, obtained or secured from or allocable to the Mineral Properties, and any products refined, processed, recovered or obtained therefrom, including oil in tanks.

“Indebtedness” shall mean all present and future amounts, liabilities and obligations of the Borrower to the Lender or to any successor or transferee thereof, whether said amounts, liabilities or obligations are liquidated or unliquidated, now existing or hereafter arising, including without limitation amounts, liabilities and obligations under and pursuant to the Debentures, in principal, interest, deferral and delinquency charges, prepayment premiums, costs and attorney's fees, as therein stipulated, and under and pursuant to all amendments, supplements and restatements to any of said documents.  The Indebtedness includes without limitation all amounts expended, advanced or incurred by the Lender, or for which the Borrower is otherwise obligated, under the terms of this Mortgage.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on jurisprudence, statute or contract, and including the lien or security interest arising from a mortgage, encumbrance, privilege, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, servitudes, usufructs, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.  For the purposes of this Mortgage, the Borrower shall be deemed to be the owner of any property which it has accrued or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Mineral Properties” means the oil, gas and mineral leases, mineral servitudes, subleases, farmouts, royalties, overriding royalties, net profits interests, production payments, operating rights and similar mineral interests and subleases and assignments of such mineral interests described in Exhibit A attached hereto and made a part hereof, whether such described interest of the Borrower may be presently owned or may be hereafter acquired, together with all interests of the Borrower in all other oil, gas and mineral interests and lands with which any of the Mineral Properties are now or hereafter may be pooled or unitized, in whole or in part, and all interests of the Borrower with respect to all unitization and pooling agreements and orders now or hereafter existing which are described in Exhibit A or which now or hereafter relate to the Mineral Properties, and all interests of the Borrower in agreements and rights now or hereafter in effect pertaining to the use or occupation of the surface of and subsurface depths under the land described either in Exhibit A or in the documents described in Exhibit A (or under any lands now or hereafter pooled or unitized therewith), and any other interests of the Borrower in, to or relating to all or any part of the land described either in Exhibit A or in the documents described in Exhibit A (or all or any part of the lands now or hereafter pooled or unitized therewith), and all extensions, renewals and corrections of any of the foregoing.

“Mortgage” means this Mortgage, Assignment, Security Agreement and Financing Statement, as amended or supplemented from time to time.

“Mortgaged Property” has the meaning set forth in Section 2.1 (“Hypothecation”) of this Mortgage.

 “Permitted Liens” means the Security Interests, and any other Liens in favor of the Lender  or permitted by the Lender in writing to be created or assumed or to otherwise exist on the Collateral (including the Liens permitted by the provisions of Section 4.2 (“Liens”) hereof).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Proceeds” means all cash and non-cash proceeds of, and all other profits, rentals or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or realization upon, Collateral, including all claims of the Borrower against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral, and including proceeds of all such proceeds, in each case whether now existing or hereafter arising.

“Proceeds of Runs” has the meaning set forth in Section 2.3(“Assignment”) of this Mortgage.

"Security Interests" shall mean the mortgage lien, collateral assignment and security interests in the Collateral granted hereunder securing the Indebtedness.

 “UCC” means the Uniform Commercial Code, Commercial Laws-Secured Transactions (Louisiana Revised Statutes 10:9-101 through 9-710) in the State of Louisiana, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interests in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Louisiana, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

ARTICLE 2
Liens and Security Interests

Section 2.1 Hypothecation.  (a) In order to secure the full and punctual payment and performance of all present and future Indebtedness, the Borrower does by these presents specially mortgage, affect, hypothecate, pledge and assign unto and in favor of the Lender, the following described property, to-wit:

(1)	The Mineral Properties, together with all rents, issues, profits, products and proceeds, whether now or hereafter existing or arising, from the Mineral Properties; and

(2)
The Borrower’s rights in the improvements and other constructions now or hereafter located on the Mineral Properties, including the Equipment, to the extent (i) any such property should constitute or be deemed to constitute immovable property for the purposes of Louisiana law, including any buildings, platforms, wells, structures, towers, rigs or other immovable property or component parts thereof, or (ii) any such other property related to the Mineral Properties that is otherwise susceptible of mortgage pursuant to Louisiana Civil Code Article 3286 or Louisiana Mineral Code Article 203.

The descriptions of the Mineral Properties contained in Exhibit A are amplified by the explanations contained in Exhibit 1 attached hereto and made a part hereof.

All of the foregoing property and rights covered by and subject to this Mortgage are herein collectively referred to as the “Mortgaged Property.”

SUBJECT, however, to (i) the restrictions, exceptions, reservations, conditions, limitations and other matters, if any, set forth or specified in the specific descriptions of such properties and interests in Exhibit A, and (ii) the condition that the Lender shall not be liable in any respect for the performance of any covenant or obligation of the Borrower in respect of the Mortgaged Property.

The Mortgaged Property is to remain so specially mortgaged, affected and hypothecated unto and in favor of the Lender until the full and final payment or discharge of the Indebtedness, and the Borrower is herein and hereby bound and obligated not to sell or alienate the Mortgaged Property to the prejudice of this act.

(b)           In the event that the Borrower acquires additional undivided interests in some or all of the Mineral Properties, this Mortgage shall automatically encumber such additions or increases to the Borrower’s interest in the Mineral Properties without need of further act or document.  Further, in the event the Borrower becomes the owner of an interest in any part of the land described either in Exhibit A or in the documents described in Exhibit A or otherwise subject to or covered by the Mineral Properties, this Mortgage shall automatically encumber such ownership interest of the Borrower without need of further act or document.

Section 2.2 The Security Interests.  In order to secure the full and punctual payment and performance of all present and future Indebtedness, the Borrower hereby grants to the Lender a continuing security interest in and to all right, title and interest of the Borrower in, to and under the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”):

(1)	the Mineral Properties and Mortgaged Property;

(2)	the Accounts;

(3)	the Hydrocarbons;

(4)	the Equipment;

(5)	the General Intangibles (including the Contracts);

(6)	the As-Extracted Collateral;

(7)
all engineering, seismic, reserve, production, accounting, title and legal data, reports and information and all books and records in any form including customer lists, credit files, computer programs, tapes, disks, punch cards, data processing software, transaction files, master files, printouts and other computer materials and records) of the Borrower pertaining to all or any of the items in clauses 1 through 6 above;

(8)	all Proceeds and products of all or any of the Collateral described in clauses 1 through 7 above; and

(9)	the Proceeds of Runs.

Section 2.3 Assignment.  To further secure the full and punctual payment and performance of all present and future Indebtedness, up to the maximum amount outstanding at any time and from time to time set forth in Section 2.5 (“Maximum Amount”) below, the Borrower does hereby absolutely, irrevocably and unconditionally assign, transfer, convey and deliver to the Lender all monies which accrue after 7:00 a.m. Central Time, U.S.A., on the Effective Date of this Mortgage, to the Borrower’s interest in the Mineral Properties and all present and future rents therefrom (which rents include without limitation all royalties, delay rentals, shut-in payments and other payments which are rentals under Title 31 of the Louisiana Revised Statutes) and all proceeds of the Hydrocarbons (which proceeds include without limitation all payments for Hydrocarbons not yet delivered, such as those received pursuant to “take or pay” arrangements) and of the products obtained, produced or processed from or attributable to the Mineral Properties now or hereafter (which monies, rents and proceeds are referred to herein as the “Proceeds of Runs”).  The Borrower hereby authorizes and directs all obligors of any Proceeds of Runs to pay and deliver to the Lender, upon request therefor by the Lender, all of the Proceeds of Runs accruing to the Borrower’s interest without further inquiry as to the rights of the Lender to receive the same.  The Lender hereby agrees that it will not make such request unless and until there is an occurrence of an Event of Default.  The Borrower agrees that such obligors shall have no responsibility to see to the application of any funds so paid to the Lender.

Section 2.4 Condemnation.  The Borrower hereby assigns to the Lender any and all awards that may be given or made in any proceedings by any legally constituted authority to condemn or expropriate the Collateral, or any part thereof, under power of eminent domain, and if there is such a condemnation or expropriation, the Lender may, at its election, either pay the net proceeds thereof toward the payment of the Indebtedness or pay the net proceeds thereof to the Borrower.

Section 2.5 Maximum Amount. (a) The maximum amount of the Indebtedness that may be outstanding at any time and from time to time that this Mortgage secures, including as a mortgage and as a collateral assignment, and including any Advances made and included within the Indebtedness, is ________________________________.

(b)           The Borrower acknowledges that this Mortgage secures all Indebtedness, whether such loans or advances made or incurred by the Lender or the Beneficiaries are optional or obligatory by the Lender or the Beneficiaries.  This Mortgage is and shall remain effective, even though the amount of the Indebtedness may now be zero or may later be reduced to zero, until all of the amounts, liabilities and obligations, present and future, comprising the Indebtedness have been incurred and are extinguished and a full and complete release of this Mortgage has been filed in the mortgage records for each parish in which any of the Mortgaged Property is located.

Section 2.6 Delivery of Transfer Orders.  Independent of the other provisions and authorities herein granted, the Borrower agrees to execute and deliver any and all transfer orders, letters in lieu thereof, division orders and other instruments that may be requested by the Lender or that may be required by any purchaser of any Hydrocarbons for the purpose of effectuating payment of the Proceeds of Runs to the Lender.  The Lender agrees, however, that it will not deliver such executed transfer orders, letters in lieu thereof or division orders unless and until there shall have occurred an Event of Default.  If under any existing sales agreements, other than division orders or transfer orders, any Proceeds of Runs are required to be paid by the purchaser to the Borrower so that under such existing agreements payment cannot be made of such Proceeds of Runs to the Lender, the Borrower’s interest in all Proceeds of Runs under such sales agreements and in all other Proceeds of Runs which for any reason may be paid to the Borrower after the occurrence of an Event of Default, when received by the Borrower, constitute trust funds in the Borrower’s hands and shall be immediately paid over to the Lender.

Section 2.7 Change of Purchaser.  Should any Person now or hereafter purchasing or taking Hydrocarbons fail to make payment promptly to the Lender of the Proceeds of Runs upon the occurrence of an Event of Default, the Lender shall have the right to make, or to require the Borrower to make, a change of connection and the right to designate or approve the purchaser with whose facilities a new connection shall be made, and the Lender shall have no liability or responsibility in connection therewith so long as ordinary care is used in making such designation.

Section 2.8 Application.  All Proceeds of Runs from time to time in the hands of the Lender shall be applied by it toward the payment and prepayment of all Indebtedness at such times and in such manner as the Lender deems advisable, may be held by the Lender pending a resolution of any dispute as to the Lender’s right to collect such Proceeds of Runs, or may be delivered by the Lender to the Borrower without in any way reducing or paying the Indebtedness.

Section 2.9 Payment of Proceeds.  In the event that, for its convenience, the Lender should elect with respect to all or particular Mineral Properties or Contracts not to exercise immediately its right to receive Hydrocarbons or Proceeds of Runs after the occurrence of an Event of Default, then the purchasers or other Persons obligated to make such payment shall continue to make payment to the Borrower until such time as written demand has been made upon them by the Lender that payment be made direct to the Lender.  Such failure to notify such purchasers or other Persons shall not in any way waive, remit or release the right of the Lender to receive any payments not theretofore paid over to the Borrower before the giving of written notice.  In this regard, in the event payments are made direct to the Lender, and then, at the request of the Lender payments are, for a period or periods of time, paid to the Borrower, the Lender shall nevertheless have the right, effective upon written notice, to require future payments be again made to it.

ARTICLE 3
Representations and Warranties

The Borrower represents and warrants to the Lender that:

Section 3.1 Title.  The Collateral (including the Mineral Properties) is accurately, completely, adequately and sufficiently described herein and in Exhibit A as required by all applicable laws for this Mortgage to create a Lien on all of the Collateral.  The execution, delivery and performance of this Mortgage and the creation of the liens hereunder do not violate any provision of or constitute a default under any lease, operating agreement or other instrument affecting or comprising any of the Collateral or to which the Borrower is a party.  The Borrower represents and warrants to the Lender and Beneficiaries that (a) the Mineral Properties described in Exhibit A hereto are valid, subsisting leases and contracts, in full force and effect, (b) all producing wells located on the lands described in the documents described in Exhibit A (or under any lands now or hereafter pooled or unitized therewith) have been drilled, operated and produced in conformity with all applicable laws, rules and regulations of all regulatory authorities having jurisdiction, and are subject to no penalties on account of past production, and that such wells are in fact bottomed under and are producing from, and the well bores are wholly within the lands described in the documents described in Exhibit A (or in the case of wells located on properties unitized therewith, such unitized properties), (c) the Borrower, [to the extent of the interest specified in Exhibit A], has legal, valid and defensible title to each property right or interest constituting the Mineral Properties and the respective gross working interests and net revenue interests of the Borrower in and to the Hydrocarbons as set forth on Exhibit A hereto, and the Borrower’s percentage interests in the Mineral Properties, cash flow, net income and other distributions and in the cost of exploration, development and production, all as set forth in Exhibit A hereto, are true and correct in all material respects and accurately reflect the respective interests to which the Borrower is legally entitled, (d) the Borrower is not obligated, by virtue of any prepayment under any contract providing for the sale by the Borrower of Hydrocarbons which contains a “take or pay” clause or otherwise, to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor, (e) there are no obligations under any Collateral that require the drilling of additional wells or operations to earn or to continue to hold any of the Collateral in force and effect except those under customary continuous operations provisions that may be found in one or more of the oil and gas and/or oil, gas and mineral leases or other instruments described on Exhibit A and (f) no agreement, contract or instrument set forth in Exhibit A contains any provision which would prevent the practical realization of the benefits of this Mortgage as to the Collateral, except to the extent that any of the Mineral Properties consists of leases granted by the State of Louisiana or agencies or political subdivisions thereof, which may require approval of this Mortgage by such governmental authority.  With respect to all wells existing on the date hereof, such shares of production and expenses are not subject to change (pursuant to non-consent provisions of operating agreements described in Exhibit A or otherwise) except, and only to the extent that, such changes are expressly described in Exhibit A.  The Borrower will warrant and forever defend title to the Collateral unto the Lender, against every person whomsoever lawfully claiming the same or any part thereof, and will maintain and preserve the Lien hereby created so long as any of the Indebtedness remains unpaid.

Section 3.2 No Liens.  The Collateral is free from all Liens whatsoever, except for Permitted Liens.  Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests and Permitted Liens, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien on such Collateral.  No Collateral is in the possession of any Person (other than the Borrower) asserting any claim thereto or security interest therein, except that the Lender or its designee may have possession of Collateral as contemplated hereby.

Section 3.3 Rents; Royalties.  All rents, royalties and other payments (except for those which are being contested in good faith and by appropriate proceedings and for which the Borrower has established adequate reserves and so long as the payment of same is not a condition to be met in order to maintain an oil, gas and/or other mineral lease of other agreement in force) due and payable under the Mineral Properties which are productive of oil and/or gas (or are included in units productive of oil and/or gas) and all other oil, gas and/or mineral leases, contracts and other agreements forming a part of the Collateral, have been and are being properly and timely paid, and the Borrower is not in default with respect to any obligations (and the Borrower is not aware of any default by any third party with respect to such third party’s obligations) under such leases, contracts and other agreements, or otherwise attendant to the ownership or operation of the Collateral, where such default could adversely affect the ownership or operation of the Collateral to which such obligations relate.  The Borrower is not currently accounting (and does not anticipate accounting) for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) where such payments are based other than on proceeds received by the Borrower from sale; the Borrower has advised the Lender in writing of situations, if any, where a contingent liability to so account may exist.

Section 3.4 Regulatory Matters.  All necessary regulatory filings have been properly made, and all environmental and other regulatory processes and requirements have been complied with, in connection with the issuance of the leases and the drilling, completion and operation of the wells on or attributable to the Mineral Properties, and the issuance and use of all rights of way and other surface uses necessary for the exploration, development and transportation to and from such wells, and all other operations related thereto.

Section 3.5 Consents and Preferential Rights.  There are no preferential purchase rights held by third parties affecting any part of the Collateral or rights held by third parties whose consent is required for  the assignment, conveyance, pledge or mortgage of any part of the Collateral (except for such consents as have been obtained), and further except to the extent that any of the Mineral Properties consists of leases granted by the State of Louisiana or agencies or political subdivisions thereof, which may require the approval of this Mortgage by such government authority.

Section 3.6 Organizational Identification Number.  The organizational identification number assigned to PacAcq is ________________ and Paxton is  NV20041518144.

Section 3.7 Filing Location.  When UCC financing statement(s) have been filed for indexing in the Louisiana UCC records in the clerk of court of any parish in the State of Louisiana and with the Secretary of State of the State of Louisiana, the Security Interests shall constitute perfected security interests in the Collateral to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and rights of others therein except for the Permitted Liens to the extent that such priority is afforded by the UCC.

ARTICLE 4
Covenants

Section 4.1 Taxes.  The Borrower will pay and discharge promptly when due all taxes, license fees, assessments and governmental charges or levies imposed upon it or upon its income or upon the Collateral or any part thereof (including production, severance, windfall profit, excise and other taxes assessed against or measured by the production of, or the value or proceeds of production of, Hydrocarbons; provided, however, the Borrower shall not be required to pay any such tax, assessment, charge or levy if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up reserves therefor adequate under generally accepted accounting principles (provided that such reserves may be set up under generally accepted accounting principles).

Section 4.2 Liens.  The Borrower will not create, incur, assume or permit to exist any Lien on any portion of the Collateral, except for (i) the Security Interests hereof, (ii) taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in compliance with the preceding Section 4.1 (“Taxes”), (iii) those imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business would secure obligations not more than ninety (90) days past due or which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves shall have been set aside on its books under generally accepted accounting principles, (iv) utility easements, building restrictions, servitudes and such other encumbrances or charges against immovable property as are of a nature generally existing with respect to properties of a similar character as the Mortgaged Property and which do not in any material way affect the merchantability of the same or interfere with the use thereof and the business of the Borrower, (v) those reciprocal Liens arising under joint operating agreements that are customary in the oil, gas and mineral exploration and development business and that are entered into in the ordinary course of business and that are taken into account in computing the net revenue interests and working interests of the Borrower as set forth on Exhibit A, to the extent that such Liens do not materially impair the use of the property covered by such Lien for the purposes for which such property is held by the Borrower, and which amounts are not delinquent or which are being contested in good faith by appropriate proceedings with adequate reserves being set aside therefor on its books under generally accepted accounting principles and (vi) those consented to in writing by the Lender.

Section 4.3 Sale.  Except for (i) sales of severed Hydrocarbons in the ordinary course of the Borrower’s business, (ii) dispositions made in connection with a permitted (as provided below) release, surrender or abandonment of a lease, or (iii) in the absence of an Event of Default, collection of Accounts and General Intangibles, the Borrower will not sell, convey, lease or otherwise transfer or dispose of all or any portion of the Collateral.

Section 4.4 Compliance with Laws and Covenants.  The Borrower will observe and comply with all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers domestic or foreign, applicable to the Borrower or to the Collateral, except those being contested in good faith.

Section 4.5 Operation of the Mortgaged Property.  Whether or not the Borrower is the operator of the Mortgaged Property, the Borrower will, at the Borrower’s own expense, (a) do all things necessary to keep unimpaired the Borrower’s rights in the Mortgaged Property (subject to any permitted abandonment provisions hereinbelow), (b) cause the lands described in Exhibit A to be maintained, developed, protected against drainage, and continuously operated for the production of hydrocarbons in a good and workmanlike manner as would a prudent operator, and in accordance with generally accepted practices and applicable operating agreements, and (c) cause to be paid, promptly as and when due and payable, all rentals and royalties payable in respect of the Mortgaged Property, and all expenses incurred in or arising from the operation or development of the Mortgaged Property.  The Borrower will observe and comply with all terms and provisions, express or implied, of the Mineral Properties, and all agreements and contracts of any type relating to the Mortgaged Property, in order to keep the same in full force and effect, including maintenance of productive capacity of each well or unit comprising the Mortgaged Property, and will not, without the prior written consent of the Lender, surrender, abandon or release (or otherwise reduce its rights under) any such lease, in whole or in part, so long as any well situated thereon (whether or not such well is located on the Mineral Properties), or located on any unit containing all or any part of such leases, is capable (or is subject to being made capable through drilling, reworking or other operations which it would be economically feasible to conduct) of producing hydrocarbons in commercial quantities (as determined without considering the effect of this Mortgage or the Indebtedness); provided, however, that the Borrower may, to the extent expressly required by the terms of any such lease under a “Pugh clause” or similar provision, or to the extent otherwise required by law, confirm to the lessor thereof that the lease has by its terms terminated as to any specified portion thereof on which no such well exists.  Without the express prior written consent of the Lender, the Borrower will not abandon or consent to the abandonment of any well producing from the Mortgaged Property (or properties unitized therewith) so long as such well is capable (or is subject to being made capable through drilling, reworking or other operations which it would be commercially feasible to conduct) of producing hydrocarbons in commercial quantities (as determined without considering the effect of this Mortgage or the Indebtedness but considering the cost of such drilling, reworking and other operations).  The Borrower will not without the express prior written consent of the Lender elect not to participate in a proposed operation on the Mortgaged Property where the effects of such election would be the forfeiture either temporarily (i.e., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Mortgaged Property.

Section 4.5 Pooling and Unitization.  The Borrower has the right, and is hereby authorized, to pool or unitize all or any part of any tract of land described in Exhibit A, insofar as relates to the Mortgaged Property, with adjacent lands, leaseholds and other interests, when, in the reasonable judgment of the Borrower, it is necessary or advisable to do so in order to form a drilling unit to facilitate the orderly development of that part of the Mortgaged Property affected thereby, or to comply with the requirements of any law or governmental order or regulation relating to the spacing of wells or proration of the production therefrom; provided, however, that the Hydrocarbons produced from any unit so formed shall be allocated among the separately owned tracts or interests comprising the unit in proportion to the respective surface areas thereof; and provided further that the Borrower is not entitled to form any such unit without the written consent of the Lender (which consent shall not be unreasonably withheld) if the effect of such formation would be to decrease the amount of Hydrocarbons which would be subject to this Mortgage.  Any unit so formed may relate to one or more zones or horizons, and a unit formed for a particular zone or horizon need not conform in area to any other unit relating to a different zone or horizon, and a unit formed for the production of oil need not conform in area with any unit formed for the production of gas.  Immediately after formation of any such unit, the Borrower shall furnish to the Lender a true copy of the pooling agreement, declaration of pooling or other instrument creating such unit, in such number of counterparts as the Lender may reasonably request.  The interest in any such unit attributable to the Mortgaged Property (or any part thereof) included therein shall become a part of the Mortgaged Property and shall be subject to the Lien hereof in the same manner and with the same effect as though such unit and the interest of the Borrower therein were specifically described in Exhibit A.  The Borrower may enter into pooling or unitization agreements not hereinabove authorized only with the prior written consent of the Lender.

Section 4.6 Further Assurances.  The Borrower will keep the Lien of this Mortgage valid and unimpaired.  The Borrower will promptly (and in no event later than thirty (30) days after written notice from the Lender is received) (i) correct any defect, error or omission which may be discovered in the contents of this Mortgage or any financing statement relating thereto or in the execution or acknowledgment of this Mortgage or any financing statement; and (ii) execute, acknowledge, deliver and record such further instruments (including further security agreements, financing statements, continuation statements and assignments of accounts, contract rights, general intangibles and proceeds) and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Mortgage and to more fully identify and subject to the Liens hereof any property intended to be covered hereby, including any renewals, additions, substitutions, replacements or accessions to the Collateral.

Section 4.7 Notice of Changes.  The Borrower will not change its name, identity, state of organization, federal tax identification number or company structure in any manner unless it shall have given the Lender at least thirty (30) days’ prior written notice thereof.

ARTICLE 5
Remedies

Section 5.1 Remedies.  (a) Upon the happening of any Event of Default, the Lender may by written notice to the Borrower declare the entire principal amount of all Indebtedness then outstanding including interest accrued thereon to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower.

(b)           Upon the occurrence of any Event of Default, the Lender may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against the Borrower and in and to the Collateral, including the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as the Lender may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of the Lender: (i) institute proceedings for the complete foreclosure of this Mortgage in which case the Collateral or any part thereof may be sold for cash or upon credit in one or more portions; or (ii) to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Mortgage for the portion of the Indebtedness then due and payable, subject to the continuing Lien of this Mortgage for the balance of the Indebtedness not then due; or (iii) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained in this Mortgage or for a deficiency judgment; or (iv) apply for the appointment of a trustee, receiver, liquidator or conservator of the Collateral, without regard for the adequacy of the security for the Indebtedness and without regard for the solvency of the Borrower or of any person, firm or other entity liable for the payment of the Indebtedness; or (v) pursue such other remedies as the Lender may have under applicable law.

(c)           The proceeds or avails of any sale made under or by virtue of this Section, together with any other sums which then may be held by the Lender under this Mortgage, whether under the provisions of this Section or otherwise, shall be applied in such manner as the Lender, in its sole discretion, shall determine.

(d)           Upon any sale made under or by virtue of this Section, the Lender may bid for and acquire the Collateral or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the Indebtedness the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which the Lender is authorized to deduct under this Mortgage.

Section 5.2 General Authority.  The Borrower hereby irrevocably appoints the Lender its agent and attorney in fact, with full power of substitution, in the name of the Borrower or the Lender, for the sole use and benefit of the Lender, but at the Borrower’s expense, to exercise, at any time and from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Collateral:

(i)           to endorse the name of the Borrower upon any check, draft or other instrument payable to the Borrower evidencing payment upon any Accounts or General Intangible,

(ii)           to notify postal service authorities to change the address for delivery of the Borrower’s mail to a “lockbox” address designated and controlled by the Lender, and to receive, open and dispose of all mail addressed to the Borrower,

(iii)           to demand, sue for, collect, receive and give acquittance for any and all Accounts and other monies due or to become due for or as Collateral or by virtue thereof,

(iv)           to settle, compromise, compound, prosecute or defend any action or proceeding with respect to any of the Collateral, and

(v)           to extend the time of payment of any or all of the Collateral and to make any allowance and other adjustments with reference thereto.

The aforesaid mandate and power of attorney, being coupled with an interest, is irrevocable so long as any of the Indebtedness remains outstanding.

Section 5.3 Accounts and Contracts.  While an Event of Default has occurred and is continuing, (i) the Borrower will make no material change to the terms of any Account or Contract without the prior written permission of the Lender, and (ii) the Borrower upon request of the Lender will promptly notify (and the Borrower hereby authorizes the Lender so to notify) each account debtor in respect of any Account or General Intangible that such Collateral has been assigned to the Lender hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Lender or its designee.

Section 5.4 Sale.  Upon the occurrence of an Event of Default, the Lender may exercise all rights of a secured party under the UCC and other applicable law (including the Uniform Commercial Code as in effect in another applicable jurisdiction) and, in addition, the Lender may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Lender may deem satisfactory.  The Lender may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale).  The Borrower will execute and deliver such documents and take such other action as the Lender deems necessary or advisable in order that any such sale may be made in compliance with law.  Upon any such sale the Lender shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold.  Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Borrower which may be waived, and the Borrower, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted.  The Borrower agrees that ten (10) days’ prior written notice of the time and place of any sale or other intended disposition of any of the Collateral constitutes reasonable notification, except that shorter or no notice shall be reasonable as to any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market.  The notice (if any) of such sale shall (1) in case of a public sale, state the time and place fixed for such sale, and (2) in the case of a private sale, state the day after which such sale may be consummated.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Lender may fix in the notice of such sale.  At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Lender may determine.  The Lender shall not be obligated to make any such sale pursuant to any such notice.  The Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Lender until the selling price is paid by the purchaser thereof, but the Lender shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice.

Section 5.5 Set-Off.  Upon the occurrence of any Event of Default, the Lender shall have the right to set-off any funds of the Borrower in the possession of the Lender against any amounts then due by the Borrower to the Lender pursuant to the Mortgage.

Section 5.6 Confession of Judgment.  For purposes of foreclosure under Louisiana executory process procedures, the Borrower hereby acknowledges the Indebtedness and confesses judgment in favor of the Lender for the full amount of the Indebtedness.

Section 5.7 Expenses.  The Borrower will pay all reasonable expenses, including reasonable attorneys’ fees, incurred in connection with the full protection and preservation of, and foreclosure, collection or other realization of or on, the Collateral or this Mortgage, or in connection with the enforcement of any of the Borrower’s obligations or the Lender’s rights and remedies set forth herein, whether or not suit or any foreclosure proceedings are filed.  All insurance expenses and all expenses of protecting, storing, warehousing, appraising, preparing for sale, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any federal, state or local authority on any of the Collateral, all expenses in respect of periodic appraisals and inspections of the Collateral to the extent the same may be requested from time to time, and all expenses in respect of the sale or other disposition thereof shall be borne and paid by the Borrower.

Section 5.8 Keeper.  In the event the Collateral, or any part thereof, is seized as an incident to an action for the recognition or enforcement of this Mortgage by executory process, ordinary process, sequestration, writ of fieri facias or otherwise, the Borrower and the Lender agree that the court issuing any such order shall, if petitioned for by the Lender, direct the applicable sheriff to appoint as a keeper of the Collateral, the Lender or any agent designated by the Lender or any person named by the Lender at the time such seizure is effected.  This designation is pursuant to Louisiana Revised Statutes 9:5131 through 5135 and 9:5136 through 5140.2, as the same may be amended, and the Lender shall be entitled to all the rights and benefits afforded thereunder.  The designation of keeper made herein shall not be deemed to require the Lender to provoke the appointment of such a keeper.

Section 5.9 Waivers.  The Borrower waives in favor of the Lender any and all homestead exemptions and other exemptions of seizure or otherwise to which the Borrower is or may be entitled under the constitution and statutes of the State of Louisiana insofar as the Collateral is concerned.  The Borrower further waives: (a) the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724, and all other laws conferring the same; (b) the notice of seizure required by Louisiana Code of Civil Procedure Articles 2293 and 2721; (c) the three days' delay provided by Louisiana Code of Civil Procedure Articles 2331 and 2722; and (d) the benefit of the other provisions of Louisiana Code of Civil Procedure Articles 2331, 2722 and 2723, not specifically mentioned above.

Section 5.10 Authentic Evidence.  Any and all declarations of facts made by authentic act before a notary public in the presence of two witnesses by a person declaring that such facts lie within his knowledge, shall constitute authentic evidence of such facts for the purpose of executory process.  The Borrower specifically agrees that such an affidavit by a representative of the Lender as to the existence, amount, terms and maturity of the Indebtedness and of a default thereunder shall constitute authentic evidence of such facts for the purpose of executory process.

Section 5.11 Assemble Collateral.  For the purpose of enforcing any and all rights and remedies under this Mortgage the Lender may (i) require the Borrower to, and the Borrower agrees that it will, at its expense and upon the request of the Lender, forthwith assemble all or any part of the Collateral as directed by the Lender and make it available at a place designated by the Lender which is, in its opinion, reasonably convenient to the Lender and the Borrower, whether at the premises of the Borrower or otherwise, and Lender shall be entitled to specific performance of this obligation, (ii) to the extent permitted by applicable law of this or any other state, enter, with or without process of law and without breach of the peace, any premise where any of the Collateral is or may be located, and without charge or liability to it seize and remove such Collateral from such premises, (iii) have access to and use the Borrower’s books and records relating to the Collateral, and (iv) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by the Borrower, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Lender deems appropriate and, in connection with such preparation and disposition, use without charge any trademark, trade name, copyright, patent or technical process used by the Borrower.

ARTICLE 6
Miscellaneous

Section 6.1 Notices. Any notice or demand which, by provision of this Agreement, is required or permitted to be given or served by the Lender to or on the Borrower shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States mail, registered or certified mail, or (if delivered by express courier) one Business Day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses is given in writing by the Borrower to the Lender) as follows:

PaxAcq, Inc.

Attention: Stephen Spalding, CFO

Mailing Address:	P.O. Box 1148
Zephyr Cove, NV 89448-1148

Courier Address:	295 Highway 50, Ste 2
Stateline, NV 89449

Paxton Energy, Inc.

Attention: Stephen Spalding, CFO

Mailing Address:	P.O. Box 1148
Zephyr Cove, NV 89448-1148

Courier Address:	295 Highway 50, Ste 2
Stateline, NV 89449

With a copy to:
James E. Burden, Esq.
275 Battery St Ste 2600
San Francisco, CA 94111-3356

Any notice or demand which, by any provision of this Agreement, is required or permitted to be given or served by the Borrower to or on the Lender shall be deemed to have been sufficiently given and served for all purposes (if mailed) three calendar days after being deposited, postage prepaid, in the United States mail, registered or certified mail, or (if delivered by express courier) one Business Day after being delivered to such courier, or (if delivered in person) the same day as delivery, in each case addressed (until another address or addresses are given in writing by the Lender to the Borrower) at the address provided in Schedule A, provided that if a Representative is appointed pursuant to Section 6.15 the address shall be that of the Representative.

Section 6.2 Amendment.  Neither this Mortgage nor any provisions hereof may be changed, waived, discharged or terminated orally or in any manner other than by an authentic instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 6.3 Invalidity.  In the event that any one or more of the provisions contained in this Mortgage shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Mortgage.

Section 6.4 Waivers.  No course of dealing on the part of the Lender, its officers, employees, consultants or agents, nor any failure or delay by the Lender with respect to exercising any of its rights, powers or privileges under this Mortgage shall operate as a waiver thereof.

Section 6.5 Cumulative Rights.  The rights and remedies of the Lender under this Mortgage and the Collateral Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 6.6 Titles of Articles, Sections and Subsections.  All titles or headings to articles, sections, subsections or other divisions of this Mortgage or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 6.7 Singular and Plural.  Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

Section 6.8 Termination.  Upon full and final payment and performance of the Indebtedness, this Mortgage shall terminate, and the Lender shall pay to the Borrower all amounts then remaining in the possession of the Lender from collections on or proceeds of the Collateral.  Upon request of the Borrower, the Lender shall execute and deliver to the Borrower at the Borrower’s expense such termination statements as the Borrower may reasonably request to evidence such termination.

Section 6.9 Successors and Assigns.  All covenants and agreements contained by or on behalf of the Borrower in this Mortgage shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns. The Borrower may not assign or transfer its rights or obligations under this Mortgage without the Lender’s prior written consent.  The Lender may not assign or transfer its rights or obligations under this Mortgage without the Borrower’s prior written consent.

Section 6.10 Governing Law.  This Mortgage is made under and shall be construed in accordance with and governed by the laws of the United States of America and the State of Louisiana.

Section 6.11 Certificates.  The production of mortgage, conveyance, tax research other certificates is waived by consent, and the Borrower and the Lender agree to hold me, Notary, harmless for failure to procure and attach same.

Section 6.12 No Paraph.  The Borrower and the Lender acknowledge that no promissory note or other instrument has been presented to the undersigned Notary Public to be paraphed for identification herewith.

Section 6.14 Counterparts.  This Mortgage may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original.

Section 6.15  Majority in Interest Action/Representative Appointment.  The Lenders holding 51% of the Principal Amount of the then outstanding Debentures constituting a portion of Indebtedness secured hereby (“Majority in Interest”) shall have the right to (i) take any and all actions pursuant to this Agreement, including the amendment, or waiver any provision of this Agreement or (ii) designate a person, who need not be a lender, to act on behalf of all Lenders hereby in connection with this Agreement and take any action on or behalf of Lenders as set forth in this Agreement, including the amendment or waiver of any provision of this Agreement.

Section 6.16  Effectiveness of Security Interest upon Subsequent Acquisition.  Until the Mineral Properties are acquired by Borrower the security interests provided for herein are not effective.  Upon such acquisition Borrower shall promptly do all things to perfect such security interest provided for herein.  Any failure herein, after such acquisition, shall be deemed a default of a covenant under the Debentures and Borrower acknowledges to such extent the Debentures shall be deemed amended.

[Remainder of page intentionally left blank; signature pages follow]

Schedule

Lenders

Name	Address

Additional Filing Jurisdictions

UNITED STATES OF AMERICA

STATE OF ______________________

COUNTY/PARISH OF _____________

THUS DONE AND PASSED in the jurisdiction listed immediately above on the ______ day of __________________, 2011 by the Borrower before me, Notary, in the presence of the undersigned witnesses who hereunto sign their names with the Borrower and me, Notary, after due reading of the whole.

WITNESSES:	BORROWER:

PAXACQ, INC.,
a Louisiana corporation

_______________________________	By: __________________________________
Name: __________________________	Name: ________________________________
(Please Print)	Title: _________________________________

_______________________________
Name: __________________________
(Please Print)

______________________________________________
_______________________________, NOTARY PUBLIC
My Commission expires: _________________________
Notarial Commission Number: _____________________

UNITED STATES OF AMERICA

STATE OF ______________________

COUNTY/PARISH OF _____________

THUS DONE AND PASSED in the jurisdiction listed immediately above on the ______ day of __________________, 2011 by the Borrower before me, Notary, in the presence of the undersigned witnesses who hereunto sign their names with the Borrower and me, Notary, after due reading of the whole.

WITNESSES:	BORROWER:

PAXTON ENERGY, INC.,
a Nevada corporation

_______________________________	By: _________________________________
Name: __________________________	Name: _______________________________
(Please Print)	Title: ________________________________

_______________________________
Name: __________________________
(Please Print)

_____________________________________________
_______________________________, NOTARY PUBLIC
My Commission expires: _________________________
Notarial Commission Number: _____________________

EXHIBIT A
TO
MORTGAGE, ASSIGNMENT,
SECURITY AGREEMENT AND FINANCING STATEMENT

Mineral Properties

A 70% of 8/8ths working interest and a 51.975% of 8/8ths net revenue interest in that Oil and Gas Lease of Submerged Lands, effective as of July 1, 2010, issued  under the Outer Continental Shelf Lands Act, by the United States of America, Department of the Interior, Minerals Management Service (Gulf of Mexico Region), as Lessor, to Montecito Offshore, L.L.C., as Lessee, bearing Serial Number OCS-G 33597, covering approximately 546.875000 acres, described as follows:

NE1/4NE1/4; NE1/4NE1/4SE1/4; E1/2SE1/4NE1/4 of Block 179, Vermillion Area, OCS Leasing Map, Louisiana Map No. 3.

Subject to the terms and provisions of the Lease and the Stipulations set forth in Sale 213 Lease Addendum – RS20, which are part of the Lease and supersede any inconsistent provision of such Lease.

EXHIBIT 1
TO
MORTGAGE, ASSIGNMENT,
SECURITY AGREEMENT AND FINANCING STATEMENT

Introduction to Description of Mineral Properties

The Borrower and the Lender hereby agree and affirm that this Introduction to Description of Properties is an amplification and explanation of the terminology, format and information contained in Exhibit A and that this instrument shall be construed as a whole with reference to the entirety of its provisions (including all Exhibits).

1.           This instrument covers the Borrower’s entire interest in each of the mineral servitudes, mineral leases, mineral royalties and other mineral rights described in Exhibit A, as now owned or as hereafter acquired.  The inclusion of the Borrower’s “Revenue Interests,” “Working Interests” and undivided leasehold interests, by the listing of percentage, decimal or fractional numbers or otherwise, as well as the inclusion of depth limitations, spacing unit designations and agreements, well names and well arabic numbers, are in some instances for purposes of certain representations of the Borrower contained in this instrument and are generally for descriptive purposes.  The inclusion (or the inaccuracy thereof) of this information is not in any way a limitation or restriction on the interest of the Borrower being subjected to the lien and encumbrance of this instrument.  In the event that the Borrower acquires additional undivided interests in some or all of such mineral rights, this Mortgage shall automatically encumber such additions or increases to the Borrower’s interest in such mineral rights without need of further act or document.

2.           This instrument is intended to cover the entire interest of the Borrower in any lease described in Exhibit A.  Reference is made to the land descriptions contained in the documents of title recorded as described in Exhibit A.

3.           References in Exhibit A to instruments on file in the public records are made for all purposes.  Unless provided otherwise, all recording references in Exhibit A are to the official conveyance records of the parish or parishes in which the mortgaged property is located and in which records such documents are or in the past have been customarily recorded, whether Conveyance Records, Deed Records, Oil and Gas Records, Mineral Lease Records, Oil and Gas Lease Records or other records.

4.           A statement herein that a certain interest described herein is subject to the terms of certain described or referred to agreements, instruments or other matters shall not operate to subject such interest to any such agreement, instrument or other matter except to the extent that such agreement, instrument or matter is otherwise valid and presently subsisting nor shall such statement be deemed to constitute a recognition by the parties hereto that any such agreement, instrument or other matter is valid and presently subsisting or binding against the Lender.

EXHIBIT 2
TO
MORTGAGE, ASSIGNMENT,
SECURITY AGREEMENT AND FINANCING STATEMENT
CERTIFIED RESOLUTIONS OF PAXACQ, INC.

[See Attached.]

EXHIBIT 3
TO
MORTGAGE, ASSIGNMENT,
SECURITY AGREEMENT AND FINANCING STATEMENT
CERTIFIED RESOLUTIONS OF PAXTON ENERGY, INC.

[See Attached.]

SCHEDULE "A''

Client	Address
Alva Terry Staples	6705 E. Dorado Pl Greenwood Village CO 80111
Brio Capital	401 East 34th St Suite South 33c, NY NY 10016
Chris Wrolstad	1601 Arapahoe 4th Floor Denver CO 80202
Ellen J Ossello	1601 Arapahoe 4th Floor Denver CO 80202
E-R Equities	600 Central Avenue, Suite 365, Highland Park IL 60035
Gianna Ossello	1601 Arapahoe 4th Floor Denver CO 80202
Greg Merrill
Gregory G Sauber	1124 S . Gilpin St Denver CO 80210
Gregory J Erigero	29 Nunes Drive Novato, CA 94945
H Leigh Severance	14282 W. Caley Ave Aurora, CO 80016
H Leigh Severance Profit Sharing Plan	14282 W. Caley Ave Aurora, CO 80016
H Leigh Severance Profit Sharing Trust	14282 W. Caley Ave Aurora, CO 80016
Jennifer J Bishop Trust	8237 Swadley CT Arvada, CO 80005
John F Dexter	1876 Bocale CT Las Vegas NV 89123
John Huemoeller	1486 Quail CT, Golden CO 80403
White Sand	339 Collingwood San Francisco CA 94114
Gemini Strategies, LLC	619 South Vulcan Suite 203 Encinitas, CA 92024
Mark Herman	6940 NILE CT ARVADA, CO 80007
Mark Huemoeller	1486 Quail CT, Golden CO 80403
Micropipe	301 Mission Ave Ste 209 Oceanside CA 92054
Mike Barish
Mike L Conn	2182 East Terraridge Highlnd Rch CO 80126
Nextview Additional
Next View Capital LP	180 Crestview Drive Deerfield IL 60015
Next View Partners LLC Defined Benefit Pension Plan	180 Crestview Drive Deerfield IL 60015
Nicholas Ossello	1601 Arapahoe 4th Floor Denver CO 80202
Paul W Lewis	1930 Clover St, Rochester NY 14618
Daniel S & Patrica M Perkins	55 landmark Drive Long Lake MN 55356
Reed Madison	1601 Arapahoe 4th Floor Denver CO 80202
Robert E Wolta	5446 W 100th PL., Westminster, CO 80020
Rodney Dir	515 W Center Street, Visalia CA 93201
Ronald Sparkman	4737 Ponderosa Trail Littleton, CO 80125
Steve Ossello	1601 Arapahoe 4th Floor Denver CO 80202
W&O Enterprises, LLC	1601 Arapahoe St 4th Fl, Denver CO 80202